Exhibit 99.1

Exhibit 99.1 The Energy Forum Volume XVI, Issue II July 2020 IN THIS EDITION Message from the Board of Directors 1 Forward Looking Statements 1 A Wild Couple of Months 2 Balancing the Three-Legged Stool 3 Financial Review 3 & 4 LWE Management Team Members 4 Unit Trading 5 What’s New in the Grain Dept.? 5 EPA FRRCC Member Bill Couser 5 New Logo 5 LWE Board of Directors 6 UNIT TRADING March 2020: No Sales April 2020: No Sales May 2020: 105 Units @ $108/Unit 30 Units @ $200/Unit June 2020: 25 Units @ $399/Unit 59511 W. Lincoln Highway Nevada, Iowa 50201 Office: 515-232-1010 Fax: 515-382-1376 www.lincolnwayenergy.com MESSAGE FROM THE BOARD OF DIRECTORS Jeff Taylor, Chairman Back in February, the Board of Directors laid the framework for the beginning of a new, and improved, Lincolnway Energy by introducing Seth Harder as CEO. While the year has been challenging for the ethanol industry due to COVID-19, we have been more than pleased with the seamless transition between the Husker Ag team and the Lincolnway Energy team. The vast similarities between the two companies have benefited both facilities over a few short months and have aided in the significant increase in production and lowering of operational costs and overhead. The continual collaboration between both teams has led to improved margins and positioned Lincolnway to become more competitive going forward in the ethanol industry. Seth recognized early on the potential Lincolnway has, including the current employee strengths, which led him to transition key employees into leadership roles that have been vital in implementing the changes, we, as the Board, and investors are looking for. FORWARD LOOKING STATEMENTS Some of the information in this newsletter may contain forward looking statements that express Lincolnway Energy’s current beliefs, projections and predictions about future results or events, such as statements with respect to financial results and condition; future trends in the industry or in business, revenues or income; litigation or regulatory matters; business and operating plans and strategies; competitive position; and opportunities that may be available to Lincolnway Energy. Forward looking statements are necessarily subjective in nature and are made based on numerous and varied estimates, projections, beliefs, strategies and assumptions, and are subject to numerous risks and uncertainties. Forward looking statements are not guarantees of future results, performance or business or operating conditions, and no one should place undue reliance on any forward looking statements because actual results, performance or conditions could be materially different. Lincolnway Energy undertakes no obligation to revise or update any forward looking statements. The forward looking statements contained in this newsletter are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. 1

Volume XVI, Issue II July 2020 A WILD COUPLE OF MONTHS By Seth Harder, CEO It has been a wild couple of months with many “opportunities,” and also many exciting developments here at Lincolnway Energy. The year has started off extremely challenging, on an individual level and also as an industry. Lincolnway came through the virus well, all things considered. The staff immediately started following guidelines and implementing safety precautions to guard against the potential spread. I was very impressed with how well the employees responded and took immediate action to lockdown, disinfect, and safeguard the facility and most importantly, themselves. I think at this point, everyone knows that their areas are clean when they smell the lingering odor of 200 proof alcohol. I am very happy to report, that as of this writing, we have not had one case at the facility! We did choose to take a few extra days for spring maintenance during our normal planned outage, going from five days to ten days. During that time, we took extra precautions to spread out people, maintaining social distancing while still performing the necessary maintenance and proper cleaning at the facility. While many plants slowed down production or even shutdown for extended periods of time, Lincolnway was presented with unique circumstances. Lincolnway provides compressed carbon dioxide (CO2) to vital operations in the local area, which includes Hormel, the City of Ames water treatment and the City of Des Moines water treatment. The Board of Directors and I are very proud of the staff for fighting through the pandemic as essential workers! During the pandemic, Lincolnway was able to provide ethanol to The Foundry Distillery, located in Des Moines, with the main ingredient needed when producing hand sanitizer. In all, we shipped out over 50,000 gallons of ethanol to use for producing hand sanitizer. If you have seen the bottle with The Foundry’s label on it around town, that is Lincolnway alcohol! We saw ethanol demand violently crash as gasoline demand shuttered across the country. The ethanol industry responded by slashing production volumes and when all was said and done, the industry cut production by about 50%. Margins set an all-time new low during the country’s response to the pandemic. Below is a trend chart of margins for a typical fictitious ethanol plant in the Midwest, using a crush formula and the Board of Trade. The good news is that the margin has been recovering nicely. I have been very pleased with how well the staff at Lincolnway has invited me into their family and have responded to the operational changes we have implemented. I am impressed with how well staff is keeping the bottom line in focus at all times and have all gone out of their way to continue to improve margins by continually cutting costs while increasing production. Lincolnway has also been working with our new investing partner, Husker Ag, on a cooperative level. We have recycled several pieces of unused equipment and shared parts back forth on numerous occasions between the two locations. The collaboration has been tremendous so far, ranging from operations to quality control to logistics. Both companies are moving forward and everybody has something to share which continues to make us all stronger! I am extremely happy to share that Lincolnway is now operating at an 80 million gallon rate. We have reduced BTUs per gallon from 29,000 down to the 23,000 range. Electricity per gallon has also fallen to almost half a kilowatt per gallon representing a large percentage of energy being saved. Chemical usage has also notably dropped as the Plant Manager and staff continuously look for cost cutting measures. Recently, the Christianson Industry Quarterly Benchmark results were released. When comparing net earnings, Lincolnway dropped from the high 40s/ low 50s rank out of 60 plants to 27th in just our first partial quarter with implementing the previously mentioned changes. I am confident that the staff will continue to improve the rankings and make Lincolnway the best it can be. I could not be more thrilled with the results and response that has been achieved in a relatively short time and I’m confident we will continue to get stronger. 2

Volume XVI, Issue II July 2020

BALANCING THE THREE-LEGGED STOOL

For the past year, Lincolnway Energy's Board of Directors has been working to balance a three-legged stool. The first leg was plant efficiencies and leadership. CEO Seth Harder, along with current management and staff, quickly began making changes to increase plant efficiencies. Non-productive areas of the plant were decommissioned, and small capital funds were invested to unbottle-neck the plant. Through these small and immediate changes, production rose from 60 million gallons to 80 million gallons, thus increasing plant efficiencies. Staff also has been focusing on cutting costs on chemicals and maintenance and repairs, while also working towards buying grain from local producers and making educated sales decisions based on current market conditions.

The second leg was ensuring our lender was comfortable with our progress. Through the capital raise, outlined in the section below, our lender felt our progress was more than adequate and issued new loan terms going forward. These new loan terms helped pave the way for the Going Concern Statement to be lifted and we were able to reclass long-term debt from a short-term liability, back to long-term as of March 31, 2020.

The third, and final leg, is our investors. There are several books that successful management teams have read and implemented to keep the investor satisfied. One book comes to mind and was written by Robert Kiysosaki, "Rich Dad's Guide to Investing." This book stated as Basic Rule Number Seven, "The most important issue here is not return on investment. The most important issue is the return of investment. Security of capital is very important." Cash on cash return is a management priority. Now that we have two of the three legs in balance, we are dividing our focus three-ways, ensuring that our investors begin seeing a return of investment through a strong balance sheet, unit holder value, and future distribution payments.

CAPITAL RAISE

On May 29, 2020, Lincolnway Energy closed the Class B offering. Approximately 1/3 of the Class B units were purchased by Lincolnway original investors. The following table reflects the current equity makeup of Lincolnway Energy:

UNIT CLASS	OUTSTANDING UNITS	PERCENT OF TOTAL
Common	42,049	40%
Class A	56,086	53%
Class B	6,987	7%
Total	105,122	100%

FINANCIAL REVIEW

By Jeff Kister, Interim CFO

In review of Lincolnway's financial results for both three and six months ending March 31, 2020, one cannot thoroughly see all of the production and operational improvements that have been implemented beginning back in December. During December 2019, the plant produced the most gallons of record, which was over 5.7 million gallons. During the spring outage, we invested very few capital dollars to unbottle-neck parts of the plant, which has in turn allowed the plant to continue to run at higher production rates each month. In January, in tandem with the management agreement with Husker Ag, staff found ways to reduce production costs, which has already started showing over the last few months. Finally, effective March 31, 2020, the Going Concern was removed from our financial statements and long-term debt was reclassified as a long-term liability.

At the close of business on March 31, 2020, Husker Ag, through an investment entity called HALE, LLC, purchased 42,049 Class A units for $5 million. This investment helped Lincolnway Energy strengthen the balance sheet both in working capital and equity. However, it did dilute the book value per unit from $588.61 down to $316.26 per unit.

BALANCE SHEET	3/31/2020	9/30/2019
Current Assets	$12,678,597	$10,458,220
Plant Property & Equipment	$40,223,853	$42,391,690
Total Assets	$60,113,205	$53,713,992
Current Liabilities	$4,508,356	$28,313,801
Long-Term Liabilities	$29,008,373	$649,799
Total Members' Equity	$26,596,476	$24,750,392
Total Liabilities & Equity	$60,113,205	$53,713,992
Units Outstanding	84,098	42,049
Book Value	$316.26	$588.61

On March 31, our debt per gallon was $0.31. This value is below our lender's guideline of $0.35 to $0.40 a gallon. Outstanding debt was $25 million based on 80 million gallons of production. The remaining long-term debt is the capitalization of rail car leases which became a reporting requirement effective January 1, 2020.

The March 31 quarter end was directly impacted by COVID-19. During this quarter, the ethanol industry experienced some of the lowest ethanol prices of record. The Chicago Board of Trade (CBOT) nearby Platts Ethanol settled priced ranged between $1.30 to $1.36 in January 2020 and dropped to a low of $0.85 on March 31, 2020. During April 2020, ethanol continued to drop in the first week to $0.80. Since then, ethanol has slowly increased to a range of $1.20 to $1.25 per gallon.

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Volume XVI, Issue II July 2020

Financial Review continued from page 3

As you compare net income between three-months ending and six-months ending, three-months ending reflects the current quarter contributing to the loss for the first six months of Lincolnway's year. While Lincolnway is experiencing cost reduction in operations, our inventory valuation based on the lower of cost or market contributed approximately $1.7 million loss, which is not a cash loss. For the six-month period, March alone contributed 75% of the $3.2 million loss. The remaining portion of March's loss was based on selling ethanol below our cost of production. During this quarter, and especially during March, production was scaled back due to the stay at home orders issued by federal and state authorities, leading to uncertain ethanol consumption projections into the nearby and future months.

INCOME STATEMENT

	3 MONTHS ENDING 3/31/2020	6 MONTHS ENDING 3/31/2020	FISCAL YEAR ENDING 9/30/2019
Revenue	$24,376,894	$53,379,629	$97,386,340
Cost of Goods Sold	$26,464,208	$54,357,566	$105,075,962
Net Loss	($3,129,698)	($3,153,916)	($13,245,806)
Net Loss per Membership Unit	($73.64)	($74.62)	($315.08)

LINCOLNWAY ENERGY MANAGEMENT TEAM MEMBERS



SETH HARDER, CEO

When I first came to Lincolnway, it was clear that these two individuals were exceptional in their drive and tenacity to see Lincolnway succeed. I am confident in their abilities to manage the ship when I am offsite. They are extreme in their endeavor to bolster the bottom line and often I witness them working together in their never-ending process of cutting costs. They have accepted and implemented, with enthusiasm, the changes we brought with the Husker agreement and investment. I am confident we will continue to see great things with these two individuals helping to guide the ship.



NICHOLE KAYSER, CONTROLLER

I began my ethanol career in October 2009 as the Accounting Clerk. As Lincolnway progressed, I learned new jobs, not only in the accounting department, but also in grains and commodities. I was promoted to Controller in October 2017. Over the course of my career at Lincolnway Energy, I have been proud to step in when needed for various roles. I fill in when necessary in the scale house, grain procurement, commodities and sales, among many other functions for the facility. I have truly enjoyed my years at the plant and am looking forward to being part of the new management team here at Lincolnway Energy.



CHRIS CLEVELAND, PLANT MANAGER

I have been with Lincolnway Energy since June 2008. I was promoted to Production Manager in April 2016 and to my current position of Plant Manager in January 2020. I have enjoyed my time in the ethanol industry, with my main passion being working with the staff and building "the dream team." Every day, I reflect on the industry and the people I have been able to meet and to grow with all over the world. I am very excited to be part of the new management team at Lincolnway and look forward to making Lincolnway #1.

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Volume XVI, Issue II July 2020 UNIT TRADING Currently you can sell your Common units through Lincolnway Energy’s unit matching service located on the Company’s website www.lincolnwayenergy.com. This service is provided as a means to match members interested in selling their units and individuals interested in buying units. For a complete listing of rules and regulations regarding trading, click on the Buying or Selling Unit Trading box on the home page of Lincolnway Energy’s website. From there you can click on the link at the bottom of the page to continue to the following page where the current sale and buy offers are listed. In order to post units for sale or your interest in purchasing units, please contact Kay Gammon, Office Manager, at 515-817-0150 or by email at kgammon@lincolnwayenergy.com. Kay will assist you with answering your questions and talking you through the process of buying or selling units. WHAT’S NEW IN THE GRAIN DEPARTMENT? EXCITING NEWS, THAT’S WHAT! First, Mark Hillebrand joined Lincolnway on June 10, 2020, as our new Grain Merchandiser. Mark has an impressive background in the ethanol industry and grain buying areas. He has held positions as a location manager, elevator superintendent, and in merchandising. We are very excited to have a grain merchandiser here in Nevada again, to meet one-on-one with producers and communicate regularly with our grain customers. Second, Lincolnway was able to meet all financial requirements set forth by the State of Iowa and reapplied for our grain dealer’s license! What does this mean? We will be issuing all contracts, settlements, and payments once again from Nevada. We are also working on rolling out additional contract types to offer to our customers in the hopes of meeting their selling needs. Please be on the lookout for an informative letter in the mail. Mark’s business card will be included, and we encourage you to put him on speed dial for your grain selling needs. Mark Hillebrand Office: 515-817-0159 Cell: 515-509-6707 Email: mhillebrand@lincolnwayenergy.com EPA FRRCC MEMBER, BILL COUSER Vice Chairman/Secretary of the Board Bill Couser was recently invited to serve on the Environmental Protection Agency’s Farm, Ranch and Rural Communities Committee until 2022. Bill will serve as a representative member of the agricultural industry including corn and ethanol production, working to build a positive and proactive relationship within the agricultural industry. We are very pleased to have a representative that we call our own. NEW LOGO On behalf of the Lincolnway Staff, Management and Board of Directors, we are pleased to present Lincolnway Energy’s new logo! Here at Lincolnway, we stand behind producing clean, efficient products all derived from locally grown corn. Lincolnway Energy, “Creating Ethanol for Iowa and America.” 5

LINCOLNWAY ENERGY BOARD OF DIRECTORS Jeff Taylor Chairman William Couser Vice Chairman/ Secretary Rick Vaughan Treasurer Robert Brummels Director Dan Heard Director Jim Krause Director Marvin Stech Director Lincolnway Energy, LLC 59511 W. Lincoln Highway Nevada, Iowa 50201 Volume XVI, Issue II July 2020 COME JOIN US ON THE WEB! If you haven’t already, please give us your e-mail address. This way you can receive the full color newsletter via e-mail and we can save on postage. E-mail your request to us at info@lincolnwayenergy.com. 6